Exhibit 99.2

CONTACT:	Julie Shaeff, Chief Accounting Officer	675 Bering Drive, Suite 400
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77057
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — July 26, 2023 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced that its board of directors declared a quarterly dividend of $0.225 per share, which is a $0.025 increase from the Company’s most recent dividend, on Comfort Systems USA, Inc. common stock. The dividend is payable on August 28, 2023 to stockholders of record at the close of business on August 17, 2023.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 173 locations in 131 cities across the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.